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                     November 21, 2022

       Benjamin Vedrenne-Cloquet
       Chief Executive Officer
       EdtechX Holdings Acquisition Corp. II
       c/o IBIS Capital Limited
       22 Soho Square
       London, W1D 4NS
       United Kingdom

                                                        Re: EdtechX Holdings
Acquisition Corp. II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 1,
2022
                                                            File No. 001-39792

       Dear Benjamin Vedrenne-Cloquet:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jeffrey M. Gallant,
Esq.